Exhibit 4.6

SUPPLEMENTAL AGREEMENT

SUPPLEMENTAL AGREEMENT, dated as of September 12, 2013, between Barclays PLC, a public limited company organized under the laws of England, and its successors (the “Company”), and JPMorgan Chase Bank, N.A., a national banking association organized under the laws of the United States (the “Depositary”).

W  I  T  N  E  S  S  E  T  H :

WHEREAS, the Company is issuing to holders of its Shares transferable Rights to subscribe for New Shares and is extending the Offering to Holders of ADRs by issuing to such Holders transferable ADS Rights to subscribe for New ADSs on a corresponding basis;

WHEREAS, the Company and the Depositary are parties to the Deposit Agreement which provides in Section 4.4, inter alia, for the distribution of rights to holders of ADRs at the request of the Company and upon compliance with applicable laws;

WHEREAS, the Company has requested that the Depositary make rights available to Holders of ADRs in connection with the Offering in the form of ADS Rights and has taken all necessary action to register the offered securities under the Securities Act of 1933 and to otherwise comply with applicable laws;

WHEREAS, the Company has arranged for the ADS Rights be listed on the New York Stock Exchange and expects that the ADS Rights will be traded on the New York Stock Exchange during the period from September 18, 2013 through September 25, 2013;

WHEREAS, the Company has requested that the Depositary act as ADS Rights Agent in connection with the Offering of New ADSs, and the Depositary is willing to accept such appointment, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Company’s Registration Statement on Form F-3 filed with the Securities and Exchange Commission with respect to New Shares, the Rights and ADS Rights has become effective under the Securities Act of 1933;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used herein, the following terms shall have the meanings herein specified and shall include in the singular number the plural and in the plural number the singular:

Actual Subscription Price shall mean the actual U.S. dollar price required by the Company (based on the foreign exchange rate obtained by the Company) for the New ADSs to be issued pursuant to the ADS offering, as specified in the Prospectus.

ADRs shall mean American Depositary Receipts issued under the Deposit Agreement evidencing the ADSs.

ADS Expiration Date shall mean 2:30 P.M. (New York City time) on October 1, 2013, or such other time as shall be established by agreement between the Company and the ADS Rights Agent.

ADS Record Date shall mean, with respect to ADSs, 5:00 P.M. (New York City time) on September 13, 2013, or such later date as shall be established by agreement between the Company and the Depositary.

ADS Rights shall have the meaning ascribed thereto in Section 2 hereof.

ADS Rights Agent shall mean the Depositary, as agent of the Company pursuant to Section 3 hereof, having its office for the administration of the ADRs at 1 Chase Manhattan Plaza, 58th Floor, New York, New York 10005.

ADS Rights Agent’s Office shall mean the office or agency of the ADS Rights Agent for the receipt of deliveries of securities and instructions from Holders, which shall be JPMorgan Chase Bank, N.A. ,Voluntary Corporate Actions Department, P.O. Box 64854, St. Paul, MN 55164-0854 (for mail deliveries) and JPMorgan Chase Bank, N.A., Voluntary Corporate Actions Department, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120-4100 (for courier and hand deliveries).

ADSs shall mean American Depositary Shares, each representing one Share, evidenced by ADRs.

ADS Offering shall mean the offer by the Company of the New ADSs to Holders on the ADS Record Date made in the Prospectus.

ADS Rights Certificate shall mean a transferable rights certificate evidencing ADS Rights, in such form prepared by the ADS Rights Agent after consultation with the Company.

Agreement shall mean this Supplemental Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

Aggregate Payment Amount shall mean to total amount required to be wired to the Company by the ADS Rights Agent to pay the Actual Subscription Price on all New ADSs to be issued in connection with the Offering.

Business Day shall mean any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to close in New York City or in the City of London.

Commission shall mean the United States Securities and Exchange Commission.

Cover Letter shall mean the notice provided by the Company to be mailed by the ADS Rights Agent on behalf of the Company to the Holders, in such form as shall be prepared by the Company.

Custodian shall mean the Custodian then acting for the Depositary under the Deposit Agreement.

Deposit Agreement shall mean the Second Amended and Restated Deposit Agreement dated as of August 11, 2008, as amended as of August 14, 2013, among the Company, the Depositary and each Holder from time to time of ADRs issued thereunder.

DTC shall mean The Depository Trust Company and any successors thereto.

Effective Date shall mean the date on which the Prospectus is filed with the Commission.

Eligible Institutions shall mean a financial institution that is a member of the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or The New York Stock Exchange, Inc. Medallion Program.

Excess Payment Amount shall mean the difference between the Subscription Price and the Actual Subscription Price.

Financial Printer shall mean the financial printer retained by the Company for purposes of the ADS Offering.

Holders shall mean registered holders of ADRs as shown on the register maintained by the Depositary or its agent on the ADS Record Date.

Instructions shall mean the instructions relating to the ADS Rights Certificate, in such form as shall be prepared by the ADS Rights Agent after consultation with the Company.

Lost ADS Rights Certificate Form shall have the meaning ascribed thereto in Section 6(d) hereof.

New ADSs shall mean the ADSs being offered for subscription by the Company pursuant to the ADS Offering.

New Shares shall mean the Shares being offered for subscription by the Company pursuant to the Offering.

Offering shall mean the offer by the Company of New Shares by way of Rights to holders of Shares on the share register of the Company.

Prospectus shall mean the final base prospectus related to the Offering and the ADS Offering included as part of the Registration Statement, and any prospectus supplement thereto relating to the Offering and the ADS Offering, in each case, as filed by the Company with the Commission.

Registration Statement shall mean the Post-Effective Amendment No. 3 to the Registration Statement on Form F-3 (File No. 333-173886) in respect of the Shares (including Shares in the form of ADSs), the Rights and the ADS Rights, including all exhibits thereto, which shall become automatically effective upon filing on the Effective Date, pursuant to Rule 464(a) under the Securities Act of 1933, as such Registration Statement may be amended or supplemented from time to time.

Rights shall mean transferable rights to subscribe for the New Shares on the basis of one Right for each four Shares held of record, one Right being required to subscribe for a New Share, which Rights are being offered pursuant to the Offering.

Rights Expiration Date shall mean 11:59 P.M. (London time) on October 2, 2013, or such other time as shall be established by the Company.

Securities Act of 1933 shall mean the United States Securities Act of 1933, as amended.

Shares shall mean the Company’s ordinary shares.

Share Rights Agent shall mean Equiniti Limited and Equiniti Financial Services Limited, the receiving agent for the Company’s Shares in England.

Share Subscription Price shall mean the subscription price payable to exercise a Right.

Subscription Price shall mean the U.S. dollar price at which Holders may subscribe for New ADSs pursuant to the ADS Offering, including the percentage premium described in Section 10 hereof.

Underwriters shall mean Credit Suisse Securities (Europe) Limited, Credit Suisse AG, Deutsche Bank AG, London Branch, Merrill Lynch International and Citigroup Global Markets Limited and any other appointed underwriters.

2. ADS Offering. The Company proposes to offer to Holders transferable rights (the “ADS Rights”) to subscribe for New ADSs at the Subscription Price, on the basis of one ADS Right for every four ADSs held of record on the ADS Record Date, one ADS Right being required to subscribe for each New ADS. The ADS Offering will be made pursuant to the Prospectus which may be mailed to such Holders. The ADS Rights will be evidenced by the ADS Rights Certificates.

3. Appointment of ADS Rights Agent; Transaction Requirements.

(a) The Company hereby appoints the Depositary as ADS Rights Agent to perform the duties specifically undertaken by it to perform pursuant to the Agreement as agent for the Company in connection with the ADS Offering. The Depositary accepts such appointment subject to the terms hereof. On or prior to the ADS Record Date, the Company shall provide the ADS Rights Agent with a Secretary’s certificate stating that (i) this Agreement was executed and delivered by the Company in a form approved by an authorized representative of the Company and (ii) the person who, as authorized representative of the Company, signed this Agreement was, at the time of such execution and delivery, duly elected, qualified and acting as such authorized representative of the Company, and the signature of such person appearing on this Agreement is his or her genuine signature.

(b) On the Effective Date or as soon as practicable thereafter (but in any event no more than two Business Days after the ADS Record Date), (i) the Company will advise the ADS Rights Agent in writing that the Registration Statement has become effective and (ii) Sullivan & Cromwell LLP, U.S. counsel for the Company, will deliver to the ADS Rights Agent two original copies of their opinion substantially in the form of Exhibit A hereto. In addition, the Depositary shall have received such opinion of United Kingdom counsel as it may be entitled to under Section 5.7 of the Deposit Agreement.

(c) The Company hereby advises the ADS Rights Agent that the Company has sought the advice of Sullivan & Cromwell LLP, its U.S. counsel, and such U.S. counsel has advised it that the ADS Rights Agent is not required to provide any tax reporting to the U.S. Internal Revenue Service or the Holders in connection with the issuance of the ADS Rights or the transactions contemplated hereunder other than with respect to the distribution of net cash proceeds from any sale of Rights or New Shares relating to ADS Rights. The distribution of such net cash proceeds to the Holder entitled thereto shall be reported on Form 1099-B, unless such Holder has established that it is exempt from such information reporting under U.S. Treasury Regulations or to the extent such net cash proceeds are attributable to foreign currency gains.

(d) The Company shall also promptly provide the ADS Right Agent with a copy of the Form 8937 prepared in compliance with the US Internal Revenue Service rules for such form and any other information requested by the ADS Rights Agent to fulfill its cost basis reporting responsibilities.

(e) The Company hereby represents and warrants that the deposit of the Rights with the Depositary and the issuance, delivery and deposit of the New Shares under or in connection with the Deposit Agreement will not be chargeable with any United Kingdom stamp duty or stamp duty reserve tax following the decision of the First Tier Tribunal in HSBC Holdings and Bank of New York Mellon v HMRC.

4. Allocation of ADS Rights; Rights. Each Holder of record on the ADS Record Date will be entitled to one ADS Right for each four ADSs then held. The ADS Rights are to be evidenced by ADS Rights Certificates. Prior to the date on which the ADS Rights Agent or Depositary allocates ADS Rights, the Depositary shall have received through the account maintained for it by the Custodian, such number of Rights as corresponds to the aggregate number of ADSs Rights to be issued hereunder.

5. Preparation of ADS Rights Certificates.

(a) The ADS Rights Agent will prepare ADS Rights Certificates for issuance to the Holders on the ADS Record Date. The Company authorizes the ADS Rights Agent to destroy any ADS Rights Certificate which is not issued as a result of any transfer or assignment of all or a portion of the ADRs in respect of which it was prepared.

(b) The ADS Rights Agent will also make arrangements with DTC to enable participants therein to exercise ADS Rights on behalf of their clients entitled thereto.

6. Issuance and Transfer of ADS Rights Certificates.

(a) As soon as practicable after the ADS Record Date and the Effective Date, the ADS Rights Agent will send by first class mail (without registration or insurance), to each Holder of ADRs on the ADS Record Date:

(A)	a Cover Letter;

(B)	an ADS Rights Certificate evidencing the ADS Rights to which such Holder is entitled pursuant to the ADS Offering;

(C)	a copy of the Instructions; and

(D)	a return envelope addressed to the ADS Rights Agent for use by such Holder in connection with the exercise of such ADS Rights Certificates.

(b) In the event that any ADS Rights Certificate is returned to the ADS Rights Agent for any reason and a proper delivery thereof cannot be effected, such ADS Rights Certificate will be held by the ADS Rights Agent and will be treated as unexercised.

(c) Prior to the ADS Expiration Date, the ADS Rights Agent will effect transfers and assignments of properly surrendered ADS Rights Certificates (or portions thereof) as directed by the holders thereof, and will send to each transferee or assignee of ADS Rights Certificates (or portions thereof), by first class mail (without registration or insurance), a newly issued ADS Rights Certificate or will maintain such position through the Depositary’s book-entry system.

(d) The Company authorizes the ADS Rights Agent to waive proof of authority to sign by individuals (including the right to waive signatures of co-fiduciaries and proof of appointment or authority of any fiduciary or other person acting in a representative capacity) in connection with the transfer or assignment of ADS Rights Certificates (or portions thereof) evidencing rights to subscribe for less than 50 New ADSs; provided, however, that the signature on the relevant instrument of transfer or assignment is guaranteed by an Eligible Institution. In the event that, prior to the ADS Expiration Date, any person notifies the ADS Rights Agent that the ADS Rights Certificate to which such person is entitled has not been delivered, or has been lost, stolen or destroyed, the ADS Rights Agent will furnish to such person a form prepared by the Company (a “Lost ADS Rights Certificate Form”) on which the ADS Rights Agent will indicate the name and address of the registered holder of the Lost ADS Rights Certificate, the number of such ADS Rights Certificate and the number of ADS Rights evidenced thereby. Upon payment by the claimant of such reasonable costs and expenses that may be incurred in connection therewith, and on such reasonable terms as to evidence and indemnity as the Company may reasonably require, the ADS Rights Agent will arrange for the issuance of a new ADS Rights Certificate to any person from whom it has received a duly executed and completed Lost ADS Rights Certificate Form prior to the ADS Expiration Date provided, however, that such issuance may be delayed by the ADS Rights Agent, in its discretion, pending receipt of an indemnity from such person satisfactory to the Company and the ADS Rights Agent and confirmation that such lost ADS Rights Certificate has not been exercised.

7. Sale of ADS Rights; Unexercised ADS Rights.

(a) At any time prior to 2:30 P.M. (New York City time) on the third Business Day prior to the ADS Expiration Date, Holders may deliver their ADS Rights to the ADS Rights Agent and instruct the ADS Rights Agent to cancel their ADS Rights and endeavor to sell the Rights represented thereby on the London Stock Exchange plc. Sales shall occur on a periodic basis at such time or times as the ADS Rights Agent shall determine. The ADS Rights Agent need not process any sale request unless and until it has received everything it may reasonably require in connection with such request, including, without limitation, the ADS Rights and the Instructions. The net price to be received by Holders on account of the sale of the Rights represented by their ADS Rights surrendered for cancellation and sale shall be based on the average sale price received by the ADS Rights Agent for all sales during the entire sale period less the fees related thereto and the fees provided for in Section 17 hereof. The ADS Rights Agent will convert any excess amounts so received into U.S. dollars. Any net payments owing will be made on or around the fourth Business Day following the ADS Expiration Date.

(b) Promptly after the ADS Expiration Date, the ADS Rights Agent shall inform the Company of the number of ADS Rights which were not properly exercised by Holders. All ADS Rights not timely exercised shall be cancelled by the ADS Rights Agent and all Rights represented by ADS Rights not properly exercised shall be treated by the Company in the same manner as other Rights not timely exercised. The Company hereby informs the ADS Rights Agent that following the ADS Expiration Date, New Shares provisionally allotted with respect to Rights that expired unexercised may be sold through arrangements established by the Company with the Underwriters. If the ADS Rights Agent receives a payment from the Depositary (as registered holder of the Rights) in respect of Rights that expired unexercised, the ADS Rights Agent will treat the ADS Rights as having been cancelled, convert any amounts so received into U.S. dollars and remit the amount so received in U.S. dollars to the Holders entitled thereto (less fees related thereto and the fees provided for in Section 17 hereof).

8. Acceptance of Subscriptions.

(a) The Company hereby authorizes and directs the ADS Rights Agent to accept subscriptions for New ADSs on behalf of the Company upon payment of the Subscription Price per New ADS subscribed for and the exercise of ADS Rights Certificates in accordance with the terms thereof and hereof. The Company further authorizes the ADS Rights Agent to refuse to accept, in its discretion, any improperly completed or unexecuted ADS Rights Certificate. The ADS Rights Agent shall only accept subscriptions for New ADSs that are accompanied by bank checks. Neither personal, corporate nor certified checks shall be accepted. Notwithstanding the foregoing, without further authorization from the Company, the ADS Rights Agent shall accept, on or before the ADS Expiration Date, except where otherwise specified, any of the following:

(i)	any subscription effected in accordance with the terms of the ADS Rights Certificates and received by the ADS Rights Agent on or before the ADS Expiration Date;

(ii)	any subscription with respect to which a subscriber has failed to execute an ADS Rights Certificate in the manner provided by the terms thereof, provided that (A) the subscriber has indicated on such ADS Rights Certificate, or by written communication, the manner in which the subscriber wishes to subscribe and (B) proper payment has been made by such subscriber;

(iii)	any subscription by payment of the Subscription Price multiplied by the number of New ADSs subscribed for accompanied by a bank check issued by, and drawn on, a U.S. bank; and

(iv)	any subscription by a custodian on behalf of a minor which is accompanied by a bank check issued by, and drawn on, a U.S. bank.

(b) The Company authorizes the ADS Rights Agent to waive proof of authority to sign (including the right to waive signatures of co-fiduciaries and proof of appointment or authority of any fiduciary or other person acting in a representative capacity) in connection with any subscription with respect to which:

(i)	the surrendered ADS Rights Certificate is registered in the name of an executor, administrator, trustee, custodian for a minor or other fiduciary and has been executed by such registered holder, provided that the New ADSs subscribed for are to be issued in the name of such registered holder;

(ii)	the surrendered ADS Rights Certificate is registered in the name of a corporation and has been executed by an officer of such corporation, provided that the New ADSs subscribed for are to be issued in the name of such corporation; or

(iii)	the surrendered ADS Rights Certificate has been executed by a bank, trust company or broker as agent for the registered holder thereof, provided that the New ADSs subscribed for are to be issued in the name of such registered holder; or

(iv)	the surrendered ADS Rights Certificate is registered in the name of a decedent and has been executed by a person who purports to act as the executor or administrator of such decedent’s estate, provided that (a) such subscription is for not more than 50 New ADSs, (b) the New ADSs are to be issued in the name of such person as executor or administrator of such decedent’s estate, (c) the bank check tendered in payment of such subscription is drawn for the proper amount and to the order of the ADS Rights Agent, and is otherwise in order, and (d) there is no evidence indicating that such person is not the duly authorized representative which such person purports to be.

In all cases other than those described in clauses (i) through (iv) above, the ADS Rights Agent will be required to obtain all necessary proof of authority to sign in connection with subscriptions for New ADSs; provided, however, that in the event that such proof of authority has not been received on or prior to the ADS Expiration Date, the ADS Rights Agent may obtain advice from the Company or its U.S. counsel as to whether any such subscriptions may be accepted and the ADS Rights Agent shall have no liability whatsoever in the event it acts in good faith in accordance with such advice nor shall the ADS Rights Agent be required to issue such New ADSs in the event it does not receive such advice from the Company prior to the ADS Expiration Date and shall have no liability whatsoever for any such action.

(c) The Company authorizes the ADS Rights Agent to accept customary letters of indemnification from Eligible Institutions with respect to non-conforming aspects of documents delivered in connection with subscriptions for New ADSs.

9. Reports by ADS Rights Agent; Company Instructions.

(a) The ADS Rights Agent will advise the Company by email (to the attention of Patrick Gonsalves at patrick.gonsalves@barclays.com and Clare Barrett at clare.barrett@barclays.com) (i) on or about the Effective Date, as to the total number of ADSs outstanding and the total number of registered Holders of ADRs as of a recent date and (ii) on each Business Day during the period from the Business Day following commencement of the ADS Rights subscription period through the ADS Expiration Date, as to (a) the total number of New ADSs subscribed for as of the close of business on the previous Business Day pursuant to the exercise of ADS Rights Certificates and the aggregate amount of Subscription Price received by the ADS Rights Agent in payment of such subscriptions, (b) ADS Rights for which the ADS Rights Agent has received instructions from Holders to cancel their ADS Rights and sell the Rights to pursuant to Section 7(a); and (c) ADS Rights surrendered for withdrawal of Share Rights pursuant to Section 12, with cumulative totals for each.

(b) Not later than 3:00 P.M. (New York City time) on the Business Day following the ADS Expiration Date, the ADS Rights Agent will notify the Company by email (to the attention of Patrick Gonsalves at patrick.gonsalves@barclays.com and Clare Barrett at clare.barrett@barclays.com) of the total number of ADS Rights properly and timely exercised and the aggregate amount of Subscription Price received in connection therewith. As soon as practicable thereafter (and in no event later than 9:00 A.M. (New York City time) on the Business Day following the Rights Expiration Date), the Company shall notify the ADS Rights Agent (by return email) of the Actual Subscription Price on a per New ADS Basis and the Aggregate Payment Amount to be wired to the Company in connection therewith.

(c) Not later than 11:30 A.M. (New York City time) on the Business Day following the ADS Expiration Date, the ADS Rights Agent will (i) notify the Share Rights Agent of the total number of Rights underlying the ADS Rights that were properly and timely exercised; (ii) arrange for a written notice of reservation to be sent to the Share Rights Agent setting forth the number of rights with respect to which it received subscriptions and the amount to be wired to the Company in accordance with Section 10(b) below; and (iii) instruct the Depositary, upon receipt by the Custodian of the New Shares delivered upon exercise of those Rights, to deliver the New ADSs issuable in respect of those New Shares to the ADS Rights Agent. The ADS Rights Agent need not take any other action with respect to such Rights nor need it notify its Custodian to take any action within the CREST settlement system with respect thereto.

10. Subscription Price Payments.

(a) The Subscription Price shall be tendered to the ADS Rights Agent by subscribers in U.S. dollars. Such payment must be received by the ADS Rights Agent not later than 2:30 P.M. (New York City time) on the ADS Expiration Date. The Subscription Price to be collected by the ADS Rights Agent from subscribers shall be, per New ADS, equal to 105% of the Share Subscription Price (as converted into U.S. dollars at the rate reasonably determined by the Company on the Business Day prior to the Effective Date) multiplied by four. The ADS Rights Agent, as agent for the Company in relation to the Offering, shall receive the Subscription Price on behalf of the Company, and the Company shall be deemed to have received the Subscription Price and the Share Subscription Price (and any excess) in relation to the Offering upon receipt of the Subscription Price by the ADS Rights Agent.

(b) The Company, acting in the capacity as agent for the subscribers, will arrange to convert payments made on the basis of the Subscription Price from U.S. dollars into English pounds sterling for payment to the Company. To the extent the Company provides the ADS Rights Agent with the Actual Subscription Price pursuant to Section 9(b) above at or prior to 4:00 P.M. (New York City time) on the Rights Expiration Date, the ADS Rights Agent will endeavor to wire the Actual Subscription Price for all New ADSs timely and properly subscribed in the ADS Offering to the Company’s New York wire instructions at or prior to 6:00 P.M. (New York City time) on the Rights Expiration Date. To the extent the Company does not provide the ADS Rights Agent with the Actual Subscription Price pursuant to Section 9(b) above at or prior to 4:00 P.M. (New York City time) on the Rights Expiration Date, (i) the ADS Rights Agent will wire the Subscription Price for all New ADSs timely and properly subscribed in the Offering to the Company’s New York wire instructions at or prior to 6:00 P.M. (New York City time) on the Rights Expiration Date and (ii) at or prior to 9:00 A.M. (New York City time) on the Business Day following the Rights Expiration Date, the Company shall notify the ADS Rights Agent of the Actual Subscription Price owing for each New ADS timely and properly subscribed in the Offering and the Excess Payment Amount (on a per New ADS and aggregate basis) to be returned to the ADS Rights Agent. The Company shall wire the aggregate Excess Payment Amount, if any, for all New ADSs timely and properly subscribed in the Offering to the ADS Rights Agent on or prior to the close of business (New York City time) on the second Business Day following the Rights Expiration Date. In the event that a payment of the Subscription Price made by a holder of ADS Rights in respect of his subscription, when converted into English pounds sterling, exceeds the Share Subscription Price plus any stamp duty reserve or other taxes that might be owing for the number of New ADSs subscribed for upon exercise of such ADS Rights, the ADS Rights Agent shall, at the time it delivers New ADSs evidenced by ADRs, remit the excess in U.S. dollars (without interest) to the subscriber.

(c) In the event that a payment of the Subscription Price made by a holder of ADS Rights in respect of his subscription, when converted into English pound sterling, is less than the Share Subscription Price plus any stamp duty reserve or other taxes owing for the number of New ADSs subscribed for upon exercise of such ADS Rights, the ADS Rights Agent will pay the amount of such deficiency on behalf of such holder. The holder will then be required to pay the amount of such deficiency promptly (including interest and expenses) to the ADS Rights Agent who need not send any New ADSs subscribed for by a holder prior to the receipt by the ADS Rights Agent of such payment. If payment of the amount of any deficiency is not received from a subscriber by the ADS Rights Agent by the sixth Business Day following the ADS Expiration Date, the ADS Rights Agent may sell such New ADSs subscribed for by such subscriber at a public or private sale, at such place or places and upon such terms as it may deem proper, and the ADS Rights Agent may allocate the proceeds of such sales for the account of exchange restrictions, or otherwise in an amount sufficient to cover such deficiency (including interest and expenses). In such event, the ADS Rights Agent will then send promptly any remaining New ADSs to such holder together with a check in the amount of excess proceeds, if any, from such sale.

11. Issuance of New ADSs. The Company shall provide notice to the ADS Rights Agent that the allotment of New Shares has been made to the Depositary. As soon as practicable following receipt of notification from the Custodian that the New Shares issued in respect of the New ADSs subscribed for pursuant to the ADS Offering have been delivered to the Custodian on behalf of the Depositary through the CREST settlement system pursuant to the terms of the Deposit Agreement dealing with deposits of Shares, and in accordance with the terms of the Deposit Agreement, the Depositary shall commence preparing new ADRs (which may be in the form of Direct Registration Receipts (as defined in the Deposit Agreement)) to evidence the New ADSs and deliver them to the ADS Rights Agent and the ADS Rights Agent will, if applicable, mail to each subscriber of New ADSs, in the manner specified by such subscriber, a new book-entry statement evidencing the number of New ADSs for which such subscriber has subscribed. Each book-entry statement will be registered in the name specified by the subscriber on its surrendered ADS Rights Certificate.

12. Exchange Procedures. At any time prior to 12:00 P.M. (New York City time) on the third Business Day prior to the ADS Expiration Date, an ADS Right may be surrendered by the holder thereof to the ADS Rights Agent at the ADS Rights Agent’s New York Office and, upon payment of the cancellation fee of the ADS Rights Agent, the ADS Rights Agent will, if so requested in writing, instruct its Custodian to transfer the Rights represented by such ADS Rights to the account of such holder in the CREST settlement system. To the extent delivery instructions are not valid or delivery otherwise fails, the ADS Rights Agent shall void such surrender for cancellation and any cancellation fees paid may be retained by the ADS Rights Agent as a failed delivery fee.

13. Supplies of Documents. The Company will cause the definitive forms of the Cover Letter, the Instructions and such other items as are referred to in Section 6 above to be furnished to the ADS Rights Agent when the same become available. The ADS Rights Agent shall have no obligations hereunder to the extent it does not receive sufficient forms and copies of such documents and items. The ADS Rights Agent shall have no obligations with respect to distributing the Prospectus.

14. Indemnification.

The Company will indemnify the Depositary, in its capacities as ADS Rights Agent and Depositary, as well as its employees, directors, officers and agents against, defend and hold each of them harmless from, any and all claims, actions, judgments, damages, losses, liabilities, costs, duties, stamp duties, stamp duty reserve taxes and other governmental charges, transfer or other similar taxes, or expenses (including without limitation reasonable attorney’s fees and expenses) (each, a “Loss”, collectively “Losses”) which may be paid, incurred or suffered by any of them, or to which any of them may become subject, arising out of or incident to this Agreement, or which may arise out of acts performed or omitted in connection with this Agreement, as the same may be amended, modified or supplemented from time to time, or the administration of any duties hereunder, or arising out of or incident to compliance with the instructions set forth herein or with any instructions delivered pursuant hereto, or as a result of defending against any claim or liability resulting from such party’s actions hereunder; provided, however, that none of them shall be entitled to indemnification for any Loss arising out of its gross negligence or willful misconduct.

The obligations set forth in this Section 14 shall survive the termination of this Agreement and the succession of substitution of any indemnified person.

15. Limitation of Duties and Liabilities.

(a) The ADS Rights Agent shall have no duties or obligations other than those specifically set forth herein, including any duties or obligations under any other agreement, and no implied duties or obligations shall be read into this Agreement against the ADS Rights Agent.

(b) The ADS Rights Agent makes no, and will not be deemed to have made any, representations with respect to, and shall have no duties, responsibilities or obligations with respect to determining, the validity, sufficiency, value or genuineness of any securities or other documents deposited with or delivered to it or any signature or endorsement set forth on or in connection with such documents.

(c) The ADS Rights Agent shall not be obligated to commence or voluntarily participate in any suit, action or proceeding arising out of or related to this Agreement.

(d) The ADS Rights Agent shall not be liable or responsible for any of the statements of fact or recitals contained in this Agreement, any document relating to the ADS Rights or Rights, or any other document or security delivered to it in connection with this Agreement, and shall not be required to, and shall not, verify or determine the correctness, validity or accurateness of any such statements or recitals contained therein.

(e) The ADS Rights Agent may rely upon and comply with, and shall incur no liability for relying upon and complying with, any certificate, instrument, opinion of counsel, notice, letter, resolution, telegram, records, waiver, consent, order, certificate, or other paper, document, instrument or security delivered to it believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(f) The ADS Rights Agent will be entitled to rely upon any instructions or directions furnished to it by the Company, and to apply to the Company for advice or instructions in connection with its duties, and (i) will be entitled to treat as genuine, and as the document it purports to be, any letter or other document or instrument furnished to it by such individuals and (ii) shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions. Any application by the ADS Rights Agent for written instructions from the Company may, at the option of the ADS Rights Agent, set forth in writing any action proposed to be taken or omitted by the ADS Rights Agent under this Agreement and the date on/or after which such action shall be taken or such omission shall be effective. The ADS Rights Agent shall not be liable for any action taken by, or omission of, the ADS Rights Agent in accordance with a proposal included in such application on or after the date specified in such application unless prior to taking any such action (or the effective date in the case of an omission), the ADS Rights Agent shall have received written instructions in response to such application specifying the action to be taken or omitted. The ADS Rights Agent need not, however, act upon any instructions which it reasonably believes to be contrary to law, regulation or market practice, and the ADS Rights Agent shall be under no duty to investigate whether any instructions comply with applicable law or market practice. In the event the ADS Rights Agent does not act upon such instructions, the ADS Rights Agent will notify the Company where reasonably practicable;

(g) The ADS Rights Agent may perform any duties hereunder either directly or by or through its nominees, correspondents, designees, agents, subagents or subcustodians and the ADS Rights Agent shall not be responsible for any misconduct or negligence on the part of any nominee, correspondent, designee, agent, subagent or subcustodian appointed, instructed and supervised with due care by it hereunder. The ADS Rights Agent may use third party delivery services and providers of information and other services and agents and shall not be responsible for any errors or omissions made by any such third party delivery service or provider of information or other services so long as the ADS Rights Agent used reasonable care in the selection and retention of such third party providers and agents. Notwithstanding anything to the contrary contained herein, and subject to the limitations of liability set forth in (h) below, the Depositary (including acting in its role as ADS Rights Agent) shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that the Custodian has (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary (including acting in its role as ADS Rights Agent) or (ii) failed to use reasonable care in the provision of custodial services to the Depositary (including in its role as ADS Rights Agent) as determined in accordance with the standards prevailing in the United Kingdom.

(h) The ADS Rights Agent shall not be liable for any Losses or action taken or omitted or for any loss or injury resulting from its or its agents actions or performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part, in which case it shall be liable for only those Losses directly caused by such conduct. In no event shall the ADS Rights Agent be liable for (i) acting in accordance with the instructions from the Company or the Company’s counsel or any agent appointed by the Company to act on behalf of the Company, (ii) indirect, special, consequential or punitive damages, for lost profits, or for loss of business, or (iii) any Losses due to forces beyond the control of the ADS Rights Agent or its agents, including without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, fire, flood, civil or labor disturbance, riot, rebellion, storm, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud, forgery, electrical, mechanical, computer or communications facilities failures or malfunctions, interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services. Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of the ADS Rights Agent and each of its agents with respect to, arising from or arising in connection with this Agreement or from any and all services provided or omitted to be provided hereunder, whether in contract, tort or otherwise, is limited to, and shall not exceed, the fee compensation received by the ADS Rights Agent specifically for providing the rights agency services hereunder.

16. Dealing in Securities. Subject to applicable law, the ADS Rights Agent, any affiliate thereof, and any shareholder, director, officer or employee of the ADS Rights Agent or its affiliates may buy, sell or deal in any of securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though the ADS Rights Agent were not the ADS Rights Agent under this Agreement. Nothing herein shall preclude the ADS Rights Agent from acting in any other capacity for the Company or for any other legal entity.

17. Compensation; Payment of Expenses. The holders of ADSs will pay the Depositary, as applicable, fees equal to $0.05 for each ADS Right cancelled (including, without limitation, the cancellation thereof by the ADS Rights Agent pursuant to Section 7 hereof). No fees shall be payable to the Depositary in connection with the issuance of the ADS Rights or New ADSs. The Company will reimburse the ADS Rights Agent for each and all of the ADS Rights Agent’s fees and reasonable expenses incurred in connection with the ADS Rights Agent and its agents acting hereunder, including, but not limited to, legal fees and expenses, postage, taxes, handling, transfer taxes, non-recoverable VAT and sales taxes, and any fees or expenses incidental to processing transactions arising as a result of this Agreement that are charged directly or indirectly by governmental authorities, issuers, or their agents. Invoices will be payable within thirty (30) days of the date of the invoice. If the Company disputes an invoice it shall nevertheless pay on or before the date that payment is due such portion of the invoice that is not subject to a bona fide dispute. Without prejudice to the ADS Rights Agent’s other rights, the ADS Rights Agent reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as the ADS Rights Agent customarily charges for similar overdue amounts. The Company will also reimburse the ADS Rights Agent for the amount of any taxes, governmental charges and/or duties which arise from the deposit of the New Shares under the Deposit Agreement or otherwise related to the issuance and/or delivery of the New Shares (other than income taxes of the ADS Rights Agent). No provision of this Agreement shall require the ADS Rights Agent to expend or risk the ADS Rights Agent’s own funds or otherwise incur any financial liability in the performance of any of the ADS Rights Agent’s duties hereunder or in the exercise of the ADS Rights Agent’s rights.

18. Governing Law; Jurisdiction; Certain Waivers.

(a) This Agreement will be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by applicable law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction a party may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such party shall not claim, and hereby irrevocably waives, such immunity. The parties hereby waive personal service of process and consent that any such service of process may be made by certified or registered mail, return receipt requested, directed to such party at its address last specified for notices hereunder, and service so made shall be deemed completed five (5) days after the same shall have been so mailed.

(b) If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

19. Rights and Remedies; Survival. Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced. The parties’ rights, protections, and remedies under this Agreement shall survive its termination.

20. Representations and Warranties of the Company.

The Company hereby represents, warrants and covenants that:

(a) The Company is a public limited company duly organized and validly existing under the laws of England.

(b) This Agreement has been duly authorized, executed and delivered on its behalf and constitutes the legal, valid and binding obligation of the Company. The execution, delivery and performance of this Agreement by the Company does not and will not violate any applicable law or regulation and does not require the consent of any governmental or other regulatory body except for such consents and approvals as have been obtained and are in full force and effect. For the avoidance of doubt, all ADS Rights to be issued and delivered hereunder have been registered with the Securities and Exchange Commission, and all transactions contemplated by this Agreement are in compliance with, and not in violation of, the Securities Act of 1933 and the United States Securities Exchange Act of 1934, as amended.

21. Representations and Warranties of the ADS Rights Agent. The ADS Rights Agent hereby represents, warrants and covenants that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes the legal, valid and binding obligation of the ADS Rights Agent and the execution, delivery and performance of this Agreement by the ADS Rights Agent does not and will not violate any applicable law or regulation and does not require the consent of any governmental or other regulatory body except for such consents and approvals as have been obtained and are in full force and effect.

22. Amendments. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed and delivered by each of the parties hereto.

23. No Third Party Beneficiaries. This Agreement is for the exclusive benefit of the parties hereto and shall not be deemed to give any rights, remedy or claim to any other person. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

24. Counterparts. This Agreement may be executed by the parties hereto on separate counterparts, which counterparts taken together will be deemed to constitute one and the same instrument.

25. Successors and Assigns. This Agreement will be binding on each of the parties’ successors and assigns, but the parties agree that neither party can assign any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; except the ADS Rights Agent may assign this Agreement without consent to any affiliate or subsidiary of the ADS Rights Agent.

26. Entire Agreement; Modification. This Agreement, including the exhibits and schedules, sets out the entire Agreement between the parties in connection with the subject matter hereof, and this Agreement supersedes any other agreement, statement or representation relating to custody, whether oral or written. Amendments must be in writing and, except where this Agreement provides for amendments by notice from the ADS Rights Agent, signed by both parties.

27. Notices. Except as otherwise provided herein, no notice, instruction or other communication by one party shall be binding upon the other party unless hand-delivered or sent by air courier or by certified mail, return receipt requested. Notice to the parties shall be sent or delivered to the addresses set forth below or such other addresses as such party shall hereafter designate in writing:

To the Company:

Barclays PLC

1 Churchill Place

London E14 5HP

Attention: Deputy Company Secretary

Email: patrick.gonsalves@barclays.com

To the ADS Rights Agent:

JPMorgan Chase Bank, N.A.

1 Chase Manhattan Plaza, 58th Floor

New York, New York 10005

Attention: ADR Department

Fax: (302) 552-0340

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BARCLAYS PLC

By:	/s/ Lawrence Dickinson
Name:	Lawrence Dickinson
Title:	Group Secretary

JPMORGAN CHASE BANK, N.A.

By:	/s/ Gregory A. Levendis
Name:	Gregory A. Levendis
Title:	Executive Director